Exhibit 99.1

News Release

Rockwell Collins reports second quarter fiscal year 2008 earnings per share of $1.03 on sales of $1.186 billion; fiscal year 2008 earnings per share guidance range increased to $3.95 to $4.05

CEDAR RAPIDS, Iowa (Apr. 24, 2008) - Rockwell Collins, Inc. (NYSE: COL) today reported net income of $168 million for the second quarter of fiscal year 2008 ended March 31, 2008, an increase of $28 million, or 20% over fiscal year 2007 second quarter net income of $140 million. Earnings per share improved 21 cents, or 26%, to $1.03 compared to earnings per share of 82 cents last year. Earnings per share growth exceeded the growth rate in net income by 6 percentage points, principally due to the favorable effect of the company’s share repurchase program.

Second quarter fiscal year 2008 sales increased $103 million, or 10%, to $1.186 billion compared to year ago second quarter sales of $1.083 billion. Cash provided by operating activities of $130 million for the first six months of fiscal year 2008 was lower than the $186 million reported for the same period last year as the impact of higher net income was more than offset by an increase in working capital utilization.

“These results clearly demonstrate the level of performance we can achieve through the unique combination of our balanced exposure to government and commercial markets, the diversity of our customer base within each market, and the successful operation of our efficient shared service business model,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Despite higher research and development investments and a decline in Commercial Systems’ aftermarket revenues, we achieved double-digit growth in total company revenues as well as higher year-over-year segment operating margins in both our Commercial and Government Systems businesses.”

“This excellent operational performance was further enhanced by taking advantage of our strong balance sheet capacity and repurchasing an additional 3 million shares of common stock during the quarter,” said Jones, noting that over the past 12 months, the company has repurchased 9 million shares and reduced its total outstanding share count by 4%.

Commenting on the company’s assessment of current Aerospace and Defense market conditions and the company’s updated financial projections for the 2008 fiscal year, Jones concluded, “Although we expect a weaker U.S. economic environment in 2008, market conditions for our Commercial and Government Systems businesses continue to be solid. Accordingly, we remain on track toward meeting our full year revenue projections. In addition, and due in part to higher profitability expectations in Government Systems, we raised our full year earnings per share forecast for a second consecutive quarter.”

As anticipated, the company's second quarter fiscal year 2008 net income and earnings per share include the impact of a net 7 cent earnings per share benefit resulting from the favorable settlement of certain tax matters, partially offset by lower research and development tax credits due to the expiration of federal research and development tax credit legislation on December 31, 2007.

Following is a discussion of fiscal year 2008 second quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved second quarter sales of $610 million, an increase of $68 million, or 13%, compared to sales of $542 million reported for the same period last year.

Sales to airlines and aircraft original equipment manufacturers (OEMs) increased $79 million, or 29%, to $351 million. Market share gains and increased demand for new air transport, business and regional aircraft led to higher avionics sales across all three market areas, with particularly strong growth in sales to business and regional aircraft OEMs. In-flight entertainment system sales were also higher. Commercial Systems aftermarket revenues declined $11 million, or 4%, to $259 million. Higher revenues from service and support activities and sales of equipment for Boeing 787 simulators were more than offset by the anticipated impact of lower in-flight entertainment and business aircraft retrofit and spares revenues as well as lower regulatory mandate program revenues.

Commercial Systems’ second quarter operating earnings increased $18 million, or 15%, to $140 million, delivering an operating margin of 23.0%, compared to operating earnings of $122 million and an operating margin of 22.5% for the same period a year ago. The increase in operating earnings and operating margins was primarily due to the combination of higher revenues, productivity improvements, and higher royalty income, partially offset by higher research and development costs and the absence of a favorable contract option exercise adjustment recognized in last year’s second quarter.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved second quarter sales of $576 million, an increase of $35 million, or 6%, compared to sales of $541 million reported for the same period last year. Incremental sales from the August 2007 acquisition of Information Technology & Applications Corporation (ITAC) contributed $4 million, or 1 percentage point of the Government Systems revenue growth.

Airborne solutions sales increased $12 million, or 3%, to $399 million primarily due to higher integrated electronics systems revenues from international C-130 upgrade programs and the German Army CH-53 G helicopter program. Surface solutions sales increased $23 million, or 15%, to $177 million principally due to sales related to a United Kingdom Ministry of Defence precision targeting system program, higher Defense Advanced GPS Receiver (DAGR) and Ground-Based GPS Receiver Application Module (GB-GRAM) program sales, and the incremental revenues from the ITAC acquisition.

Government Systems’ second quarter operating earnings increased $8 million, or 7%, to $115 million, resulting in an operating margin of 20.0%, compared to operating earnings of $107 million and an operating margin of 19.8% for the same period last year. The increase in operating earnings and operating margins was principally due to the higher sales volume.

Financial Highlights:

During the second quarter of fiscal year 2008, the company continued to deploy its operating cash flow and utilize the strength of its balance sheet to enhance shareowner value:

•
Common stock repurchases totaled 3 million shares at a total cost of $190 million. As of March 31, 2008, the company’s share repurchase program has $326 million of share repurchase authorization remaining.

•	Dividends paid to shareowners of common stock totaled $26 million, or 16 cents per share.

In addition, on April 15, 2008, the company’s Board of Directors approved an increase in the company’s quarterly dividend of 8 cents per share, or 50%, to 24 cents per share on its common stock. The new quarterly dividend rate is effective with the next dividend payable on June 2, 2008, to shareholders of record at the close of business on May 12, 2008.

Fiscal Year 2008 Outlook

The company is today making the following adjustments to its full fiscal year 2008 financial guidance:

•
Government Systems’ segment operating margins are expected to be slightly higher than fiscal year 2007 full year segment operating margins of 19.8% (previously slightly lower than fiscal year 2007 full year segment operating margins). Accordingly, the company expects total segment operating margins to be in the range of 22% to 22.5% (previously about 22%).

•	The company’s effective income tax rate is expected to be in the range of 31.5% to 32.5% (previously in the range of 32.5% to 33.5%).
•	Earnings per share are projected to be in the range of $3.95 to $4.05 (previously in the range of $3.85 to $4.00).

The following table is a complete summary of the company’s updated fiscal year 2008 financial guidance:

• Total sales	About $4.75 billion

• Total segment operating margin	22% to 22.5%

• Earnings per share(1)	$3.95 to $4.05

• Cash flow from operating activities(2)	$675 million to $725 million

• Research & development costs	$925 million to $950 million

• Capital expenditures	About $170 million

(1)
Legislation allowing for federal research and development tax credits (R&D Tax Credits) expired on December 31, 2007. The guidance range for earnings per share assumes federal research and development tax credit legislation is not retroactively extended beyond December 31, 2007 during the company’s 2008 fiscal year.

(2)
The range of projected cash flow from operating activities accommodates a discretionary qualified defined benefit pension plan contribution of up to $75 million. In addition, the range of projected cash flow from operating activities anticipates the collection of approximately $70 million to $80 million of receivables related to the Boeing 787 program. Collection of these receivables during fiscal year 2008 may be at risk due to the current projected delivery date of the first aircraft occurring in the fourth quarter of our 2009 fiscal year.

Business Highlights:

Rockwell Collins acquired Athena Technologies, a privately held company that develops and provides flight control and navigation solutions primarily to the Unmanned Aerial Vehicle (UAV) market segment. Athena, which produces the GuideStar® family of versatile, compact and cost-effective flight control systems, provides Rockwell Collins with new growth opportunities on both manned and unmanned platforms as well as across both military and commercial market areas.

Rockwell Collins announced the opening of a new engineering center in Hyderabad, India. The facility will be dedicated to hardware and software development, with initial work focused on the design of displays and flight management systems. This center is scheduled to begin providing engineering services in October and will help the company satisfy its growing demand for engineering talent by hiring 500 people over the next 5 years.

Cessna Aircraft selected Rockwell Collins Pro Line FusionTM for its Citation Columbus Business Jet. Pro Line Fusion offers a flexible architecture providing high reliability with extensive growth capabilities to meet the anticipated future air space requirements, and to support new technology and feature insertions. Standard features on the Columbus flight deck include: four high resolution 15-inch diagonal Liquid Crystal Displays with Synthetic Vision depiction of terrain and obstacles; MultiScan™ Weather Radar; Integrated Flight Information Systems (IFIS) with electronic charts, enhanced maps and graphical weather overlays; dual Advanced Flight Management Systems (FMS) with Wide Area Augmentation System that supports Localizer Precision with Vertical guidance approaches (WAAS/LPV) and Required Navigation Performance (RNP) capabilities. Optional features include Enhanced Vision; predictive windshear weather radar; Controller-Pilot Data Link Communication (CPDLC); Surface Management System; a second IFIS and a third FMS.

Rockwell Collins flight computers and pilot controls selected for the new Mitsubishi Regional Jet. Mitsubishi Heavy Industries, Ltd. (MHI) selected Rockwell Collins to provide primary flight control computers, pilot controls and horizontal stabilizer trim systems for the Mitsubishi Regional Jet (MRJ). The primary flight control computers will be a key component of the MRJ fly-by-wire system. The pilot controls system will include the control wheels, columns, pedals, associated feel systems, and pedestal controls. This award is in addition to MHI’s earlier selection of Rockwell Collins’ to provide its Pro Line Fusion avionics for the MRJ flight deck.

Gulfstream selected Rockwell Collins to provide the pilot controls, Horizontal Stabilizer Trim System (HSTS) and Head-up Guidance System (HGS®) for its new G650 business jet. The G650 flight deck will feature Rockwell Collins’ latest generation of modular designed pilot controls including the flap and speed brake control modules, the pitch, roll and yaw pilot controls, as well as their interfaces to the aircraft’s fly-by-wire systems. The Rockwell Collins HSTS, which incorporates two independent means of drive and failure detection technology to meet the latest stringent certification requirements, is a major flight control system component that optimizes aerodynamics by responding to complex computations to trim the pitch of the aircraft during flight. The HUD II on the G650 features Rockwell Collins’ HGS-6250 advanced active-matrix liquid crystal display technology and presents critical flight information in the pilot's forward field of view. Aircraft flight path and attitude symbols appear overlaying the outside scene enhancing situational awareness, improving energy management and increasing touchdown precision.

Several airlines selected Rockwell Collins avionics and service solutions for new Airbus, Boeing and Bombardier aircraft.
•	Air China selected a suite of Rockwell Collins avionics for 11 Boeing 737-800 aircraft, which are being leased from GE Commercial Aviation Services (GECAS).
•
V Australia, the new international long-haul airline of Australia launched recently by Virgin Blue, has selected a suite of Rockwell Collins avionics for seven firm and six optional Boeing 777-300ER aircraft. Deliveries are scheduled to start in September 2008.

•
AirAsia and AirAsia X, a long-haul low-cost affiliate of AirAsia, selected a suite of Rockwell Collins avionics for 60 new Airbus A320 and A330 aircraft, with an option for 40 additional aircraft. AirAsia X’s 15 Airbus A330 aircraft will be supported by a 15-year Rockwell Collins service and support agreement under which Rockwell Collins will provide maintenance support at a set price per flight hour, billed on a single monthly invoice. This is in addition to a Rockwell Collins service and support contract with AirAsia for 100 A320 aircraft.

•
Pinnacle Airlines awarded Rockwell Collins a Dispatch 100 service contract to support its 16 new Bombardier CRJ900 fleet. Under the terms of the 10-year contract, Rockwell Collins will provide Pinnacle with spares ownership, logistics management, maintenance repair and on-site technical support under a single per flight hour price and a single point of contact.

Thai Aviation Industries awarded Rockwell Collins the second phase of a contract to upgrade the Royal Thai Air Force’s (RTAF) fleet of C-130 aircraft with an integrated Communications, Navigation, Surveillance/Air Traffic Management (CNS/ATM) solution. The first phase called for completing the avionics upgrade on six C-130 aircraft, while Phase 2 will include the avionics system upgrade for the final six aircraft of their C-130 fleet. Phase 2 will also include a System Integration Laboratory (SIL) to support RTAF’s maintenance of the avionics system and pilot familiarization with the Flight2™ system. Rockwell Collins will deliver the upgraded solution based on the company’s Flight2™ avionics system, which includes an Ethernet-based Integrated Processing Center (IPC) with flight management capabilities and large format multifunction liquid crystal displays.

Integrated Guidance Systems LLC (IGS LLC), a Honeywell International and Rockwell Collins joint venture, was awarded a subcontract to provide the deeply integrated navigator for the U.S. Army Non-Line of Sight-Launch System (NLOS-LS) program. The initial contract calls for IGS LLC to develop guidance systems for the NLOS-LS Precision Attack Missile (PAM) and Container Launch Unit (CLU). Deliveries are expected to begin in 2009, with potential quantities of up to 30,700 PAM and 900 CLU systems being delivered over the next 15 years.

Rockwell Collins was selected by Jordan Aeronautical Systems Company (JAC) for the upgrade of F-5 fighter aircraft. Rockwell Collins Government Systems will provide a Rockwell Collins Business and Regional avionics system to JAC for the upgrade of 15 F-5 fighter aircraft which are to be resold to the Kenyan Air Force. The contract also provides for the initial installation and additional modification support for an estimated 14 months.

Telephonics Corporation and Rockwell Collins have entered into a teaming agreement to pursue the U.S. Army Vehicle Intercommunications System-Extended (VIS-X) Program. VIS-X represents a family of intercommunications systems and components for military tactical vehicles that will replace the Army's VIC-3 system. The Army recently issued a Request for Proposal for competitive bids. This program could potentially reach $3.5 billion in total revenues for the team. The new system will be forward fit for all new Army vehicles and included as part of various reset programs for vehicles returning from Operation Enduring Freedom and Operation Iraqi Freedom.

The Polish Air Force accepted a Rockwell Collins F-16C Modular Simulated Aircraft Maintenance Trainer (MSAMT) for the training of the aircraft’s maintenance personnel. The MSAMT, a system-specific device made up of off-the-shelf hardware, has been developed by Rockwell Collins to provide next generation maintenance training using an immersive and interactive virtual image-based solution. Its design supports classroom-based training for novice and advanced F-16 maintenance personnel. The Polish MSAMT is a derivative of the 24 U.S. Air Force MSAMTs that Rockwell Collins developed and delivered in 2005. This marks the second MSAMT to be delivered to an international customer following last September’s delivery of an MSAMT to the Egyptian Air Force. Both international system procurements were under a contract with the U.S. Air Force that also includes a multi-year Contractor Logistics Support package.

Conference Call and Webcast Details:

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 1:00 p.m. Eastern Time on April 24, 2008. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through May 23, 2008.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is strengthened by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events; the financial condition of our customers (including major U.S. airlines); the health of the global economy; the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; delays related to the award of domestic and international contracts; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies; recruitment and retention of qualified personnel; risk of a labor strike and its potential impact on results of operations and cash flows as collective bargaining agreements covering over 2,000 manufacturing-related employees expire in May 2008; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments; government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Crookshank
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2008	2007	2008	2007
Sales
Commercial Systems	$610	$542	$1,175	$1,034
Government Systems	576	541	1,123	1,042
Total sales	$1,186	$1,083	$2,298	$2,076

Segment operating earnings
Commercial Systems	$140	$122	$277	$236
Government Systems	115	107	230	209
Total segment operating earnings	255	229	507	445

Interest expense	(5)	(3)	(10)	(7)
Stock-based compensation	(5)	(5)	(10)	(9)
General corporate, net	(13)	(14)	(23)	(27)
Restructuring adjustment (1)	-	3	-	3
Income before income taxes	232	210	464	405

Income tax provision(2),(3)	(64)	(70)	(142)	(122)
Net income	$168	$140	$322	$283

Diluted earnings per share	$1.03	$0.82	$1.96	$1.66

Weighted average diluted shares outstanding	163.2	170.6	164.3	170.3

Note: The company operates on a 52/53 week fiscal year with quarterly reporting periods ending on the Friday closest to the last calendar day of the quarter. For ease of presentation, March 31 and September 30 are utilized consistently throughout this press release to represent the period end date.

(1) The $3 million favorable restructuring adjustment in the second quarter of fiscal year 2007 was principally due to lower than expected employee separation costs related to the business realignment and facility rationalization actions announced in the fourth quarter of fiscal year 2006.

(2) The company’s effective income tax rate for the second quarter of fiscal year 2008 was 27.6% compared to 33.3% for the second quarter of fiscal year 2007. The lower effective income tax rate in the current year second quarter was primarily due to the recognition of an approximate 7 percentage point discrete tax benefit related to the resolution of certain tax matters partially offset by the recognition of lower research and development tax credits due to the December 31, 2007 expiration of Federal Research and Development Tax Credit legislation.

(3) The company’s effective income tax rate for the first six months of fiscal year 2008 was 30.6% compared to 30.1% for the same period a year ago. The effective income tax rate for the first six months of fiscal year 2008 includes an approximate 3.5 percentage point benefit related to the favorable resolution of certain tax matters in the second quarter, partially offset by the recognition of lower research and development tax credits. The effective income tax rate for the first six months of fiscal year 2007 includes an approximate 3 percentage point benefit related to the first quarter retroactive recognition of research and development tax credits attributable to the period from January 1, 2006 to September 30, 2006 as legislation was enacted during the first quarter of fiscal year 2007 that extended the availability of R&D Tax Credits from January 1, 2006 through December 31, 2007.

The following tables summarize the sales of Commercial Systems and Government Systems by product category as well as Commercial Systems’ sales by type of product or service for the three and six months ended March 31, 2008 and 2007 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2008	2007	2008	2007
Commercial Systems’ sales by product category:
Air transport aviation electronics	$320	$288	$621	$538
Business and regional aviation electronics	290	254	554	496
Total	$610	$542	$1,175	$1,034

Government Systems’ sales by product category:
Airborne solutions	$399	$387	$774	$744
Surface solutions	177	154	349	298
Total	$576	$541	$1,123	$1,042

Commercial Systems’ sales by type of product or service:
Original equipment	$351	$272	$643	$509
Aftermarket	259	270	532	525
Total	$610	$542	$1,175	$1,034

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31,	Sept. 30,
	2008	2007
Assets
Cash and cash equivalents	$198	$231
Receivables	923	883
Inventories	918	823
Current deferred income taxes	167	176
Other current assets	64	56
Total current assets	2,270	2,169

Property	624	607
Goodwill and intangible assets	707	691
Prepaid pension asset	109	88
Other assets	233	195
Total assets	$3,943	$3,750

Liabilities and shareowners’ equity
Short-term debt	$361	$-
Accounts payable	370	395
Compensation and benefits	231	305
Advance payments from customers	316	304
Product warranty costs	220	213
Income taxes payable	10	29
Other current liabilities	186	213
Total current liabilities	1,694	1,459

Long-term debt	233	223
Retirement benefits	364	359
Other liabilities	159	136

Shareowners' equity	1,493	1,573
Total liabilities and shareowners’ equity	$3,943	$3,750

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	March 31
	2008	2007
Operating Activities:

Net income	$322	$283
Adjustments to arrive at cash provided by operating activities:
Depreciation	50	47
Amortization of intangible assets	12	10
Stock-based compensation	10	9
Compensation and benefits paid in common stock	31	28
Tax benefit from stock option exercises	6	19
Excess tax benefit from stock-based compensation	(6)	(19)
Deferred income taxes	29	3
Pension plan contributions	(5)	(5)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(57)	(65)
Inventories	(116)	(65)
Accounts payable	(7)	4
Advance payments from customers	12	31
Compensation and benefits	(74)	(33)
Income taxes	(44)	(32)
Other assets and liabilities	(33)	(29)
Cash Provided by Operating Activities	130	186

Investing Activities:

Property additions	(75)	(57)
Acquisition of intangible assets	(5)	(3)
Proceeds from settlement of discontinued license agreement	-	14
Proceeds from purchase price settlement related to business acquisition	-	5
Other investing activities	(1)	-
Cash Used for Investing Activities	(81)	(41)

Financing Activities:

Purchases of treasury stock	(415)	(113)
Cash dividends	(52)	(54)
Increase in short-term borrowings	361	3
Payments on long-term borrowings	-	(22)
Proceeds from exercise of stock options	11	40
Excess tax benefit from stock-based compensation	6	19
Cash Used for Financing Activities	(89)	(127)

Effect of exchange rate changes on cash and cash equivalents	7	5

Net Change in Cash and Cash Equivalents	(33)	23

Cash and Cash Equivalents at Beginning of Period	231	144
Cash and Cash Equivalents at End of Period	$198	$167

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